AMENDED AND RESTATED
STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
DEFERRED COMPENSATION PLAN
Effective as of January 1, 2008
     1. Purpose. The purpose of this Amended and Restated Starwood Deferred Compensation Plan (the “Plan”) is to allow certain key employees of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”) and participating affiliates (each, an “Employer” and collectively with Starwood, the “Company”) the opportunity to defer the receipt of up to all of the eligible cash portion of their (i) annual awards, if any, payable under the Starwood Hotels & Resorts Worldwide, Inc. Annual Incentive Plan, the Starwood Hotels & Resorts Worldwide, Inc. 1999 Annual Incentive Plan for Certain Executives, or any successor annual incentive plan (collectively, the “AIP”), (ii) base salary, and (iii) such other compensation as may be designated by the Compensation and Option Committee of the Board of Directors of Starwood (the “Compensation and Option Committee”) as eligible for deferral.
     2. Effective Date. The Plan initially became effective on January 1, 2001, and was amended and restated effective August 1, 2001, and amended from time to time thereafter. This amendment and restatement of the Plan is effective January 1, 2008.
     3. Eligibility. Any employee of an Employer who is designated as eligible by the Compensation and Option Committee shall be eligible to participate in this Plan (an “Eligible Employee”). As of the effective date of this restatement of the Plan, the Compensation and Option Committee has designated as Eligible Employees executives who are subject to taxation in the United States and classified by the Company at grade level 11 or above (or, for employees who are not classified by grade level, who hold titles equivalent to grade level 11 or above).
     4. Participants; Deferral Elections.
          (a) Participants.
               (i) An Eligible Employee may become a participant in this Plan (a “Participant”) by making an election pursuant to Section 4(b) and (c). An Eligible Employee may also become a Participant in the event the Eligible Employee is subject to an employment agreement between the Participant and an Employer that provides for payment of a signing bonus on a deferred basis pursuant to this Plan (a “Deferred Signing Bonus”).
               (ii) An employee’s eligibility to participate actively by making deferrals (or deferral elections) shall cease as soon as administratively practicable following the earlier to occur of: (A) the date the employee ceases to meet the eligibility criteria established by the Compensation and Option Committee; and (B) the date the employee ceases to actively perform services for the Company.

          (b) General Rules for Deferral Elections.
               (i) An Eligible Employee may elect to defer the receipt of (A) all or a portion (in 5% increments, and not less than 5%) of the cash portion of any annual award payable to the Eligible Employee under the AIP less any applicable HOT feature as determined pursuant to the AIP (a “Bonus”), and/or (B) up to 75% (in 5% increments, and not less than 5%) of the Eligible Employee’s base salary. Notwithstanding the above, an Eligible Employee shall not be eligible to defer his or her Bonus for a calendar year unless (i) the Bonus is contingent on the satisfaction of organizational or individual performance criteria for the calendar year and unless such criteria have been established in writing not later than 90 days after the beginning of the applicable calendar year, and (ii) the Eligible Employee is employed with the Company continuously from the later of the beginning of the relevant calendar year or the date the performance criteria for the calendar year are established through the date on which the deferral election becomes irrevocable pursuant to subsection (c)(iii) below.
               (ii) Generally, an individual must be an Eligible Employee on December 31 of a calendar year in order to make deferral elections for the next following calendar year. However, the Benefits Committee of Starwood (“Benefits Committee”) may decide, in its discretion, to permit an employee who becomes newly eligible during a calendar year to make deferral elections for such calendar year. To the extent the Benefits Committee permits such a deferral election:
                    (A) An employee who newly becomes an Eligible Employee during a calendar year may only defer the portion of his or her eligible base salary that is earned for services performed after the date of his or her deferral election.
                    (B) An employee who newly becomes an Eligible Employee during a calendar year (whether on account of hire or promotion during the calendar year) shall only be eligible to defer Bonus earned for such calendar year if the Eligible Employee (i) is employed with the Company continuously from the later of the beginning of the relevant calendar year or the date the performance criteria for the calendar year are established through the date on which the deferral election becomes irrevocable pursuant to subsection (c)(iii) below.
               (iii) Subject to subsection (ii)(A) above, any base salary deferred by an Eligible Employee for a calendar year will be deducted each pay period beginning in the calendar year for which he or she has base salary and is an Eligible Employee. The percentage of Bonus deferred by an Eligible Employee for a calendar year will be deducted from his or her payment under the AIP for that calendar year at the time it would otherwise be paid, provided he or she satisfies all conditions for payment that would apply in the absence of a deferral.
               (iv) To be effective in deferring compensation, an Eligible Employee’s deferral election must set forth the percentage of each element of compensation to be deferred and any other information that may be required by the Benefits Committee from time to time. In addition, the election must meet the requirements of subsection (c) below.

          (c) Time and Manner of Deferral Election.
               (i) Deferrals of Base Salary. Ordinarily an Eligible Employee must make a deferral election for base salary earned for each pay period that begins in a calendar year no later than December 31 of the immediately prior calendar year (although the Company may require earlier submission of elections). If December 31 is not a business day, the deadline shall be the first preceding day that is a business day. However, an individual who newly becomes an Eligible Employee will have 30 days from the date the individual becomes an Eligible Employee to make a deferral election with respect to base salary that is earned for services performed after the date the election is received.
               (ii) Deferrals of Bonus. An Eligible Employee must make a deferral election with respect to his or her Bonus at least six months prior to the end of the calendar year for which the Bonus is calculated and determined (although the Benefits Committee may adopt policies that require earlier submission of elections) and prior to the date on which the Bonus has become readily ascertainable within the meaning of Treasury Regulation §1.409A-2(a)(8). This applies to both continuing Eligible Employees and individuals who newly become Eligible Employees during the calendar year.
               (iii) General Provisions. A separate deferral election under subsection (i) or (ii) above, as applicable, must be made by an Eligible Employee for each category of a calendar year’s compensation that is eligible for deferral. Each such deferral election shall be made on the form (whether paper or electronic) and shall be executed and submitted in such manner as the Benefits Committee shall specify for the deferral. If a properly completed and executed election is not actually received by the Benefits Committee by the prescribed time in subsection (i) and (ii) above, the Eligible Employee will be deemed to have elected not to defer any base salary or Bonus, as the case may be, for the applicable calendar year. A properly completed and executed election is irrevocable once received by the Benefits Committee. Increases or decreases in the percentage a Participant elects to defer shall not be permitted during a calendar year.
          (d) Effect of Elections. An election made pursuant to this Section 4 shall provide that the compensation subject to such election shall not be paid to the Participant at the otherwise scheduled time, but instead shall be paid, after adjustments representing investment earnings equivalents, to or on behalf of the Participant at the time and in the manner set forth in Sections 8 and 9 below.
     5. Deferred Compensation Accounts. Starwood shall establish on its books an account (a “Deferred Compensation Account”) on behalf of each Participant who has made a deferral election pursuant to Section 4(b) and (c) or who is subject to a Deferred Signing Bonus. Each Deferred Compensation Account shall be divided into separate subaccounts with respect to each deferral election made by the Participant pursuant to Section 4(b) and (c) and, if applicable, the Deferred Signing Bonus. Each subaccount shall be credited with the corresponding amount deferred by the Participant pursuant to Section 4(b) and (c) or, if applicable, the amount of the Deferred Signing Bonus as soon as practicable following the date the compensation would be paid in the absence of a deferral. A Participant’s Deferred Compensation Account shall be adjusted for investment return equivalents representing the gain or loss, as well as any income or expense, in the investment benchmarks selected by the Participant for such subaccount pursuant to Section 6. The Plan provides for “phantom” investments only, and therefore such investment return equivalents are hypothetical and not actual. Deferred Compensation Accounts and the respective subaccounts shall be for bookkeeping purposes only, and no Employer shall be obligated to set aside or segregate any assets in respect of such accounts.
     6. Investment Elections.
          (a) In General. The Benefits Committee shall from time to time designate two or more phantom investment benchmarks, the gains and losses and income and expenses of which, based upon a Participant’s (or, following the Participant’s death, his or her beneficiary’s) investment elections, shall be used to determine investment earnings equivalents by which the subaccounts established within the Participant’s Deferred Compensation Account will be adjusted pursuant to Section 5. These investment benchmarks shall be described in materials provided by the Benefits Committee to Participants from time to time. A Participant shall make a corresponding investment election at the same time as the Participant makes each deferral election pursuant to Section 4(b) and (c) or, with respect to a Deferred Signing Bonus, at the time the Participant enters into the applicable employment agreement with an Employer, and shall specify in the investment election the percentage (in increments of 1%) of the amount deferred pursuant to the deferral election that is to be allocated to each investment benchmark selected by the Participant. The Participant (or, following the Participant’s death, his or her beneficiary) is solely responsible for the investment decisions made with respect to the Participant’s Deferred Compensation Account. By making a deferral election or an investment election, the Participant and his or her beneficiary accept the sufficiency and appropriateness of (i) the phantom investment benchmarks available under the Plan, and (ii) the information provided by the Benefits Committee regarding such benchmarks.
          (b) Incomplete Investment Elections. If an investment election related to an original deferral election specifies phantom investment elections for less than 100% of the Participant’s deferral, the Benefits Committee shall allocate the Participant’s deferrals to the money market investment benchmark to the extent necessary to provide for investment of 100% of the Participant’s deferral. If an investment election related to an original deferral election specifies phantom investment elections for more than 100% of the Participant’s deferral, it will be void and disregarded.
          (c) Investment Election Changes. A Participant (or, following the Participant’s death, his or her beneficiary) may change investment elections for a subaccount, effective as of any date on a prospective basis, by delivering to the recordkeeper specified by the Benefits Committee, at such time and in such manner as may be specified by the Benefits Committee, a revised investment election. If an investment election change provides for investing less than or more than 100% of the relevant subaccount, it will be void and disregarded. Any investment election change that is not void under the preceding sentence shall be effective as of the Valuation Date (defined in Section 7(a) below) next occurring after its receipt by the Benefits Committee, but the Benefits Committee may also specify a minimum number of days in advance of which such investment election change must be received in order for the form to become effective as of such next Valuation Date. If more than one investment election change is received on a timely basis for a subaccount, the investment election change that the Benefits Committee determines to be the most recent shall be followed.
          (d) Discontinuation of Investment Benchmarks. The Benefits Committee may discontinue any investment benchmark with respect to some or all Deferred Compensation Accounts and may provide rules for transferring a Participant’s investment return equivalents from the discontinued investment benchmark to a specified replacement investment benchmark (unless the Participant selects another replacement investment benchmark in accordance with such requirements as the Benefits Committee may apply).
          (e) Unitized Funds. Unless otherwise specified, in the case of any investment benchmark that is based on a unitized fund, an amount deferred or transferred into such benchmark will be converted to phantom units in the applicable benchmark of equivalent value by dividing such amount by the NAV (as defined in Section 7(d) below) of a unit in such fund on the Valuation Date as of which the amount is treated as invested in this benchmark by the Benefits Committee. Thereafter, a Participant’s interest in each such investment benchmark will be valued as of a Valuation Date (or a Distribution Valuation Date) by multiplying the number of phantom units credited to his or her Deferred Compensation Account on such date by the NAV of a unit in such fund on such date.
     7. Valuation.
          (a) A “Valuation Date” is each business day, as determined by the Benefits Committee, as of which Deferred Compensation Accounts are valued in accordance with Plan procedures that are in effect at that time.
          (b) A “Distribution Valuation Date” is the last day of each calendar month. Values are determined as of the close of the relevant Distribution Valuation Date or, if such date is not a business day, as of the close of the next following business day.
          (c) The Benefits Committee may change the Valuation Dates and Distribution Valuation Dates for future deferrals at any time before the election to make such deferrals becomes irrevocable under the Plan. The Benefits Committee may change the Valuation Dates and the Distribution Valuation Date for existing deferrals only to the extent that such change is permissible under Code section 409A.
          (d) The “NAV” is the net asset value of a phantom unit in one of the phantom funds offered for investment under the Plan, determined as of any date in the same manner as applies on that date under the actual fund that is the basis of the phantom fund offered by the Plan.
          (e) In determining the amount of any individual distribution pursuant to this Plan, the Participant’s subaccount shall continue to be credited with earnings and gains (and debited for expenses and losses) as specified in Section 6 until the Distribution Valuation Date that is used in determining the amount of the distribution. In determining the value of a Participant’s remaining subaccount following an installment distribution from the subaccount (or a partial distribution under Section 9(c) relating to a distribution on account of a financial hardship), such distribution shall reduce the value of the Participant’s subaccount as of the Distribution Valuation Date used in determining the amount of the financial hardship distribution. The amount to be distributed in connection with any installment payment shall be determined by dividing the value of the Participant’s subaccount as of the Distribution Valuation Date used in determining the amount of the installment payment (determined before reduction of the subaccount as of such Distribution Valuation Date in accordance with the preceding sentence) by the remaining number of installments to be paid with respect to the subaccount.
     8. Distributions Upon Separation from Service. Following a Participant’s Separation from Service (as defined below), distribution of the balance of a Participant’s Deferred Compensation Account shall be made at the time and in the manner specified below.
          (a) Distributions in the Event of Death. In the event of death of a Participant, the balance of Participant’s Deferred Compensation Account shall be distributed to the Participant’s beneficiary determined pursuant to Section 11 in a single lump sum. The amount of such lump sum will be determined as of the second Distribution Valuation Date following the date of the Participant’s death. Payment will be made during the 90-day period following such Distribution Valuation Date. The Benefits Committee reserves the right to require proof of the Participant’s death prior to making payment. Any claim to be paid any amounts standing to the credit of a Participant in connection with the Participant’s death must be received by the Benefits Committee least 14 days before any such amount is paid out by the Benefits Committee. Any claim received thereafter is untimely, and it shall be unenforceable against the Plan, the Company, any Employer, the Benefits Committee or any other party acting for one or more of them.
          (b) Separation from Service. A Participant’s will incur a Separation from Service when he or she separates from service with the Affiliated Group (as defined below) within the meaning of Code section 409A(a)(2)(A)(i) and the regulations thereunder for any reason other than the Participant’s death. For this purpose, the Affiliated Group shall mean the entity for which the Participant was performing services at the time the relevant deferral election was made (the “original entity”) as well as all other entities with which the original entity would be considered a single employer under Code section 414(b) and all entities with which the original entity would be considered a single employer under Code section 414(c). The Affiliated Group shall also include an entity that would be included pursuant to the prior sentence in the event that, in applying Code section 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code section 414(b), the language “at least 50 percent” were used instead of “at least 80 percent” each place it appears in Code section 1563(a)(1), (2), and (3), and in applying Treasury Regulation §1.414(c)(2) for purposes of determining trades or businesses under common control for purposes of Code section 414(c), the language “at least 50 percent” were used instead of “at least 80 percent.” If a Participant incurs a Separation from Service prior to commencing a scheduled in-service withdrawal or while receiving installment payments pursuant to a scheduled in-service withdrawal, no payments will be made pursuant to in-service withdrawal election after the date of the Separation from Service and the entire balance of the relevant subaccount will be paid to the Participant in accordance with this Section 8.

          (c) General Timing and Form. Distribution of each of a Participant’s subaccounts will commence either six or 12 months (as elected by the Participant for the relevant subaccount at the time of his or her deferral election corresponding to such subaccount or, with respect to a Deferred Signing Bonus, as specified in the applicable employment agreement between the Participant and an Employer) following the date of the Participant’s Separation from Service other than on account of the Participant’s death. To the extent that a Participant does not make such an election, distribution will commence six months following the date of the Participant’s Separation from Service other than on account of the Participant’s death. Generally, distribution of a subaccount will be made in a lump sum. The amount of such lump sum will be determined as of the Distribution Valuation Date contemporaneous with or next following the applicable six month or 12 month distribution date. Payment will be made during the 90-day period following such Distribution Valuation Date. However, a Participant may elect at the time of his or her deferral election corresponding to the subaccount (or, with respect to a Deferred Signing Bonus, as specified in the applicable employment agreement between the Participant and an Employer) to be paid in substantially equal annual installments over a two to ten year period (also as elected by the Participant at such time or otherwise applicable as described above). Any such installment payment election will be effective only if the overall balance of the Participant’s Deferred Compensation Account on the date of the Participant’s Separation from Service other than on account of death (the “Separation Date”) is more than $50,000. If such balance is less than $50,000 on the Separation Date, the subaccount will be paid in a lump sum despite the installment election. If a subaccount will be distributed in installments, the installment stream will commence six or 12 months (as elected by the Participant or otherwise applicable as described above) following the Separation Date. The amount of the initial installment payment will be determined as of the Distribution Valuation Date contemporaneous with or next following the applicable six month or 12 month commencement date. Payment of the initial installment will be made during the 90-day period following such Distribution Valuation Date. The amount of each additional installment will be determined as of each consecutive December 31 Distribution Valuation Date following the initial Distribution Valuation Date. Each additional installment will be paid during the 90-day period following the applicable Distribution Valuation Date.
     9. Distributions During Employment.
          (a) Scheduled In-Service Withdrawal.
               (i) In General. At the time a Participant makes a deferral election pursuant to Section 4(b) and (c) (or, with respect to a Deferred Signing Bonus, as specified in the applicable employment agreement between the Participant and an Employer), the Participant may also elect to have the corresponding subaccount distributed in a specified future year that is at least two years after the end of the year in which the amount would have been paid if no deferral election had been made. Generally, a scheduled in-service withdrawal will be distributed in a single lump sum. The amount of such lump sum will be determined as of the December 31 Distribution Valuation Date immediately preceding the specified calendar year. Payment will be made during the 90-day period following such Distribution Valuation Date. However, a Participant may elect at the time of his or her deferral election corresponding to the subaccount (or, with respect to a Deferred Signing Bonus, as specified in the applicable employment agreement between the Participant and an Employer) to be paid in substantially equal annual installments over a two to five year period (also as elected by the Participant at such time or otherwise applicable as described above). Any such installment payment election will be effective only if the balance of the relevant subaccount on the date of the distribution is more than $25,000. If a subaccount will be distributed in installments, the installment stream will commence in the specified calendar year. The amount of the initial installment payment will be determined as of the December 31 Distribution Valuation Date immediately preceding the specified calendar year. Payment of the initial installment will be made during the 90-day period following such Distribution Valuation Date. The amount of each additional installment will be determined as of each consecutive December 31 Distribution Valuation Date following the initial Distribution Valuation Date. Each additional installment will be paid during the 90-day period following the applicable Distribution Valuation Date.
               (ii) Election Changes. A Participant may elect to change the form of a scheduled in-service withdrawal or to delay the time of a scheduled in-service withdrawal, provided that such election is made at least one year prior to the original payment commencement date for the scheduled in-service withdrawal and postpones the payment commencement date by at least five years from the original payment commencement date. For this purpose, the original payment commencement date will be deemed to be the first day of the applicable 90-day period during which distribution was scheduled to commence.
          (b) Separation from Service Override. If a Participant incurs a Separation from Service prior to commencing a scheduled in-service withdrawal or while receiving installment payments pursuant to a scheduled in-service withdrawal, no payments will be made pursuant to in-service withdrawal election after the date of the Separation from Service and the entire balance of the relevant subaccount will be paid to the Participant in accordance with Section 8 above.
          (c) Financial Hardship Withdrawal.
               (i) In General. A Participant may, in accordance with rules established by the Benefits Committee, make a written request for a withdrawal from the Participant’s Deferred Compensation Account because of a financial hardship. A “financial hardship” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary pursuant to Section 11, or the Participant’s dependent (as defined in Code section 152, without regard to Code section 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant within the meaning of Treasury Regulation §1.409A-3(i)(3)(i), all as determined by the Benefits Committee. Distribution on account of financial hardship may not be made to the extent that such hardship is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.

               (ii) Benefit Committee Determination. After a Participant has filed a written request for a withdrawal on account of financial hardship pursuant to this Section 9(c), along with all supporting material that may be required by the Benefits Committee from time to time, the Benefits Committee shall determine within 60 days (or such other number of days that is necessary if special circumstances warrant additional time) whether the individual meets the criteria for a withdrawal on account of financial hardship. The amount of a financial hardship withdrawal shall be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes of penalties reasonably anticipated to result from the distribution), as determined by the Benefits Committee in accordance with Treasury Regulation §1.409A-3(i)(3)(ii), or, if less, the balance in the Participant’s Deferred Compensation Account.
               (iii) Payment. Payment of a financial hardship withdrawal shall be made in a lump sum as soon as administratively practical, but no later than 90 days, following the date on which the financial hardship withdrawal is approved by the Benefits Committee. Financial hardship withdrawals made pursuant to this provision shall be without financial penalty. A Participant who is approved for a hardship withdrawal is suspended from making deferrals under the Plan for the balance of the calendar year in which the withdrawal occurs.
     10. Survivor Benefit for Insured Participants. Each Participant must complete an application for insurance and consent to the Company’s purchase of life insurance on his or her life. The Company will be the beneficiary of such policies. Upon the death of a Participant whose life is insured under a policy purchased by the Company while such Participant is employed by the Company, the Participant’s beneficiary determined pursuant to Section 11 shall be paid a taxable survivor benefit by the Company in the amount of $100,000, provided that the balance of the Participant’s Deferred Compensation Account is at least $5,000 on the Participant’s date of death.
     11. Beneficiaries. Each Participant may, from time to time, designate a beneficiary pursuant to the procedures established by the Benefits Committee for this purpose. A Participant may revoke or change his or her beneficiary designation to the procedures established by the Benefits Committee for this purpose. If a Participant does not designate a beneficiary under this Plan, or if no designated beneficiary survives the Participant, the survivor benefit payable under Section 10 and the remaining balance of the Participant’s Deferred Compensation Account shall be distributed (i) to the Participant’s surviving spouse or, (ii) if the Participant has no surviving spouse, to the Participant’s surviving children, or (iii) if the Participant has no surviving spouse or surviving children, to the Participant’s surviving parents, or (iv) if the Participant has no surviving spouse, surviving children or surviving parents, to the executor or administrator of the Participant’s estate or (v) if no executor or administrator has been appointed for the estate at the time distribution of the Participant’s Deferred Compensation Account is due under the Plan, to the person or persons who would be entitled under the intestate succession laws of the state of the Participant’s domicile to receive the Participant’s personal estate.
     12. Amendment and Termination. This Plan may be amended or terminated at any time by the Compensation and Option Committee, except that no such amendment or termination shall reduce any Participants’ Deferred Compensation Account balance as of the date of such amendment or termination. Starwood intends to have the maximum discretionary authority to terminate the Plan and make distributions under the Plan on account of such termination.
     13. Conformance with Section 409A. This Plan shall be operated and construed at all times in accordance with the requirements of Code section 409A so as not to subject Participants to the payment of interest and tax penalties that may be imposed under Code section 409A.
     14. Application of ERISA.
          (a) Plan Not Funded. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, and Department of Labor Regulation § 2520.104-23. This Plan shall not be a funded plan, and neither Starwood nor any of its affiliates shall be under any obligation to set aside any funds for the purpose of making payments under this Plan.
          (b) Trust. Starwood shall establish a trust subject to Code sections 671, et. seq., to hold assets for the purposes of satisfying the obligations of Starwood and its participating affiliates under this Plan. Neither the establishment of, or the contribution of assets to, any such trust shall relieve Starwood or its participating affiliates of their liabilities hereunder, but such liabilities shall be reduced to the extent of any assets paid by such trust to a Participant or beneficiary. The rights of Participants and beneficiaries to payments under the Plan are solely those of general creditors of Starwood and its participating affiliates.
     15. Claims for Benefits and Appeals .
          (a) If a Participant, beneficiary or other person (hereafter, “Claimant”) does not receive timely payment of any benefits which he or she believes are due and payable under the Plan, he or she may make a claim for benefits to the Benefits Committee. The claim for benefits must be in writing and addressed to the Benefits Committee. If the claim for benefits is denied, the Benefits Committee will notify the Claimant within 90 days after the Benefits Committee initially received the benefit claim. However, if special circumstances require an extension of time for processing the claim, the Benefits Committee will furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period and such extension may not exceed one additional, consecutive 90-day period. Any notice of a denial of benefits shall advise the Claimant of the basis for the denial, any additional material or information necessary for the Claimant to perfect his or her claim, and the steps which the Claimant must take to appeal his or her claim for benefits.
          (b) Each Claimant whose claim for benefits has been denied may file a written appeal for a review of his or her claim by the Benefits Committee. The request for review must be filed by the Claimant within 60 days after he or she received the notice denying his or her claim. The decision of the Benefits Committee will be communicated to the Claimant within 60 days after receipt of a request for appeal. The notice shall set forth the basis for the Benefits

Committee’s decision. However, if special circumstances require an extension of time for processing the appeal, the Benefits Committee will furnish notice of the extension to the Claimant prior to the termination of the initial 60-day period and such extension may not exceed one additional, consecutive 60-day period. In no event shall the Benefits Committee’s decision be rendered later than 120 days after receipt of a request for appeal.
     16. Administration. The Benefits Committee shall be charged with the administration of this Plan.
     17. Nonassigment of Benefits. Neither the benefits payable under the Plan nor any portion thereof may be assigned, alienated or transferred to any person voluntarily or by operation of any law, including any assignment, division or awarding of property under state domestic relations law (including community property law). Any attempt to make any such assignment, alienation or transfer shall be null and void.
     18. No Guaranty of Employment. Nothing contained in this Plan shall be construed as a contract of employment between any Employer and any employee or as conferring a right on any employee to be continued in the employment of any Employer.
     19. Adoption By Affiliates. Any corporation which is affiliated with Starwood may, with the consent of Starwood, adopt this Plan in respect of its Eligible Employees by delivery to Starwood of a resolution of its board of directors to such effect, which resolution shall specify the first fiscal year for which this Plan shall be effective in respect of the Eligible Employees of such affiliate.
     20. Miscellaneous.
          (a) Withholding Taxes. The tax imposed by Code section 3121 with respect to any amount deferred pursuant to the Plan shall be withheld from the portion of the Participant’s compensation that is not deferred pursuant to this Plan. Distributions under the Plan shall be reduced by all federal, state and local taxes required to be withheld therefrom.
          (b) Successors and Assigns. The provisions of this Plan shall bind and inure to the benefit of each Employer and its successors and assigns, as well as each Participant and his or her beneficiaries.
          (c) Company Obligations. Subject to the Company’s power to amend and terminate the Plan pursuant to Section 12, the interests of Participants and beneficiaries in their Deferred Compensation Accounts shall be valid and binding obligations of Starwood and its participating affiliates, enforceable in accordance with the terms of the Plan.
          (d) Governing Law. This Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of New York and construed in accordance therewith without giving effect to principles of conflicts of laws.

     IN WITNESS WHEREOF, Starwood Hotels & Resorts Worldwide, Inc. has adopted the Plan this the         day of January, 2008, to be effective January 1, 2008.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
By:
	Name:	Kenneth S. Siegel
	Title:	Chief Administrative Officer and General Counsel

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